Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No.1 to the Bank of America Corporation Registration Statement on Form S-3 (Registration No. 333-180488) of our reports dated March 18, 2013 relating to the financial statements, which appear in the Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust III and Merrill Lynch Preferred Funding III, L.P. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

October 1, 2013